Exhibit (1)


                                                          Conformed Copy




                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

                   AMENDMENT No. 2 (the "Amendment"), dated as of Novem-ber 22, 1996, to the Rights Agreement, dated as of June 12, 1989, as amended (the "Rights Agreement"), between Morton In-ternational, Inc., an Indiana corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").


                                     Recitals

                   A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

                   B. Autoliv AB, a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), Autoliv, Inc., a newly formed Delaware corporation ("Newco"), ASP Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Newco ("Newco Sub"), and the Company propose to enter into a Combination Agreement (the "Combination Agreement") pursuant to which Newco Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Merger").

                   C. The Company proposes to enter into, prior to the effective time of the Merger, a Distribution Agreement (the "Distribution Agreement") between New Morton International, Inc., a wholly-owned subsidiary of the Company to be formed prior to such time ("New Morton"), pursuant to which, among other things, (1) the Company will contribute to New Morton or another wholly-owned subsidiary of the Company all of the as-sets of the Company not primarily related to the Company's au-tomotive safety restraints business plus a certain amount of cash and (2) immediately thereafter, the Company will distrib-ute to the holders of shares of common stock of the Company all of the outstanding shares of common stock of New Morton (the "Distribution").

                   D. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is neces-sary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

                   E. All acts and things necessary to make this Amend-ment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.


                   In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as fol-lows:

                   1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

              Furthermore, notwithstanding the foregoing, none of Auto-liv AB, a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), Autoliv, Inc., a newly-formed Delaware corporation ("New Autoliv"), ASP Merger Sub Inc., a Delaware corporation and a wholly-owned sub-sidiary of New Autoliv ("Merger Sub"), nor any Associate or Affiliate of Autoliv, New Autoliv or Merger Sub, shall be deemed to be an Acquiring Person as a result of (i) the execution and delivery of the Combination Agreement, to be dated on or about November 25, 1996, among Autoliv, New Autoliv, Merger Sub and the Company, as it may be amended or supplemented from time to time (the "Combination Agree-ment"), or (ii) the transactions contemplated by the Com-bination Agreement.

                   2. Section 7(a) of the Rights Agreement is hereby modified and amended to change the reference "July 1, 1999" to "July 1, 1999, or, if earlier, immediately prior to the consum-mation of the merger of Merger Sub with and into the Company (the "Autoliv Merger") as contemplated by and in accordance with the Combination Agreement", it being agreed that July 1, 1999 or, if applicable, such earlier date, shall for all pur-poses of the Rights Agreement be deemed to be the "Final Expi-ration Date."

                   3. Section 13 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such
         Section:

              Notwithstanding the foregoing, this Section 13 shall not apply (a) to the Autoliv Merger or the Spinoff (as defined in the Combination Agreement) or (b) as a result of (i) the execution and delivery of the Combination Agreement or the Distribution Agreement (as defined in the Combination Agreement) or (ii) the transactions contemplated by the Combination Agreement or the Distribution Agreement.

                   4. The second sentence of Section 24(a) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

              Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time



              after the Record Date if any Person (other than the Com-pany, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding; provided, however, that for purposes of this Section 24(a), none of Autoliv, New Autoliv, Merger Sub, nor any Associate or Affiliate of Autoliv, New Autoliv or Merger Sub, shall be deemed to be the Beneficial Owner of 50% or more of the Common Shares as a result of (i) the execution and delivery of the Com-bination Agreement or (ii) the transactions contemplated by the Combination Agreement.

                   5. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                   6. This Amendment to the Rights Agreement may be ex-ecuted in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, un-less the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

                   7. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and con-firmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                   8. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, cov-enants and restrictions of this Amendment to the Rights Agree-ment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invali-dated.



                   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


         Attest:                       MORTON INTERNATIONAL, INC.



         By: /s/ Rita L. Ellis         By:  /s/ S. Jay Stewart
            Name:  Rita L. Ellis          Name:  S. Jay Stewart
            Title:  Asst. Secretary       Title:  Chairman and Chief
                                                    Executive Officer



         Attest:                       FIRST CHICAGO TRUST COMPANY OF
                                         NEW YORK


         By:  /s/ James Kuzmich        By:  /s/ Michael Kane
            Name:  James Kuzmich          Name:  Michael Kane
            Title:  Customer Service      Title:  Assistant Vice
                      Officer                       President